Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2017 FOURTH QUARTER AND FULL YEAR RESULTS

•	2017 fourth quarter and full year earnings per share of $3.87 and $5.62, respectively

•
2017 fourth quarter earnings include a one-time $4.51 per share benefit from U.S. tax reform, partially offset by charges including an impairment of coastal marine vessels of $1.12 per share, and severance and workforce early retirements of $0.06 per share

•
2017 full year earnings include a one-time $4.83 per share benefit from U.S. tax reform, partially offset by charges including an impairment of coastal marine vessels of $1.20 per share, and severance and workforce early retirements of $0.06 per share

•
2018 first quarter earnings per share guidance of $0.45 to $0.65, including a $0.05 to $0.10 per share temporary negative impact from new revenue recognition rules, offset by the benefit of a lower effective tax rate of $0.08 to $0.12 per share

•	2018 full year earnings per share guidance of $2.50 to $3.00, including the benefit of a lower effective tax rate of $0.40 to $0.50 per share

•	Kirby hires Bill Harvey as EVP of Finance; will become CFO after 10-K filing

Houston, Texas (January 31, 2018) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2017 of $231.3 million, or $3.87 per share, compared with $32.4 million, or $0.60 per share, for the 2016 fourth quarter.  Consolidated revenues for the 2017 fourth quarter were $708.1 million compared with $435.7 million reported for the 2016 fourth quarter.  Kirby reported net earnings attributable to Kirby for full year 2017 of $313.2 million, or $5.62 per share, compared with $141.4 million, or $2.62 per share, for 2016.  Consolidated revenues for 2017 were $2.21 billion compared with $1.77 billion for 2016.

The 2017 fourth quarter and full year results include the following after-tax benefit and charges to pre and after-tax earnings and diluted earnings per share:

	Fourth Quarter 2017			Full Year 2017
	Pre-Tax	After- Tax	Per Share	Pre-Tax	After- Tax	Per Share
	(unaudited, $ in thousands except per share amounts)

GAAP earnings (loss)	$(58,860)	$231,319	$3.87	$73,014	$313,187	$5.62
US tax reform and deferred tax liability remeasurement	(40)	269,432	4.51	(40)	269,432	4.83
Impairment of long-lived assets	(105,712)	(66,975)	(1.12)	(105,712)	(66,975)	(1.20)
Severance and early retirements	(5,449)	(3,389)	(0.06)	(5,449)	(3,389)	(0.06)

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “During the fourth quarter, our earnings were impacted by a sizeable one-time benefit related to U.S. tax reform, as well as impairment, severance and workforce early retirement charges.  Earnings from operations were stronger than anticipated primarily as a result of a significant increase in product and service demand across our entire distribution and services segment, particularly in our land-based market.  In our marine transportation segment, continued high utilization and demand in our inland market were partially offset by ongoing weakness in our coastal business.”

Mr. Grzebinski continued, “Inland marine utilization, which spiked late in the third quarter following Hurricane Harvey, remained in the low to mid-90% range throughout the fourth quarter.  A favorable pricing environment for our customers’ products and new petrochemical capacity led to increased movement of petrochemicals and crude oil by tank barge. During the quarter, we took actions to improve the efficiency of our business, including workforce reductions and early retirements, and the sale of aging and inefficient towboats.  While these actions adversely impacted the quarter’s financial results, we believe they improve overall efficiencies and put Kirby in a position of strength as this market begins to recover from a prolonged industry downturn.  Looking into 2018, we will continue to pursue the right acquisition opportunities to further upgrade our fleet, consolidate the industry, and ultimately emerge larger, more efficient, and better able to service our customers.”

Mr. Grzebinski also commented, “In our coastal marine business, the quarter’s results were adversely impacted by low year-over-year spot market pricing and declining fleet utilization as barges transitioned from term contracts into the spot market.  We took proactive measures during the fourth quarter to improve our profitability going forward, including shoreside workforce reductions and the impairment and early retirement of barges and tugboats from our coastal fleet.  We believe these actions are a critical step to remove excess capacity from the industry’s fleet and help accelerate balance in the market.  We hope that the industry follows our lead and also retires equipment.”

Mr. Grzebinski continued, “In our distribution and services segment, we saw strong demand during the fourth quarter for new pressure pumping equipment and transmission orders. We also benefited from a steady backlog for the remanufacture of pressure pumping equipment and overhaul of transmissions. During the quarter, we made notable progress on the integration of Stewart & Stevenson (“S&S”). By optimizing our capacity and sales efforts across our entire land-based business, we secured pressure pumping equipment orders that otherwise would not have been possible.  In our marine-based business, we experienced an increase in demand for major overhauls of diesel engines which were previously deferred due to unfavorable market conditions.”

Mr. Grzebinski continued, “I am also pleased to announce that Kirby has elected William (“Bill”) Harvey as our Executive Vice President of Finance.  Bill will become Chief Financial Officer of Kirby after we file our 2017 Form 10-K.  Bill is a Chartered Financial Analyst and has more than 14 years of senior financial experience, primarily in the energy and paper industries.  Prior to joining Kirby, he served as Executive Vice President and Chief Financial Officer of Walter Energy and Resolute Forest Products.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2017 fourth quarter were $330.4 million compared with $356.2 million for the 2016 fourth quarter.  Operating income for the 2017 fourth quarter was $28.9 million compared with $59.1 million for the 2016 fourth quarter.

In the inland market, barge utilization was in the low to mid-90% range for the quarter, compared to mid-80% range in the 2016 fourth quarter.  Operating conditions during the quarter were challenged by weather and lock delays along the Gulf Intracoastal Waterway.  Infrastructure challenges and low water levels, particularly on the Ohio River, also increased delay days throughout the quarter.  Demand for inland tank barge transportation of petrochemicals and crude oil was higher compared to the 2016 fourth quarter, while demand for the transportation of refined petroleum products was slightly lower.  Both term and spot contract pricing were stable relative to the third quarter.  The operating margin for the inland business was in the mid-teens, and was adversely impacted by severance costs and workforce early retirements.

In the coastal market, utilization was in the low to mid-60% range during the fourth quarter as the market continued to weaken and more barges transitioned from term contracts into the spot market.  Revenues were further reduced by an outage at a key customer’s plant.  Revenues from the transportation of refined petroleum products and black oil were lower than the 2016 fourth quarter, while revenues from the transportation of petrochemicals were higher.  The operating margin for the coastal business was in the negative high single digits and was negatively impacted by severance costs and workforce early retirements.

The marine transportation segment’s 2017 fourth quarter operating margin was 8.8% compared with 16.6% for the fourth quarter of 2016 as a result of weaker term pricing in both marine markets, lower spot pricing in the coastal market, and reduced utilization in the coastal market as more barges operated in the spot market and were taken out of service.

Segment Results – Distribution and Services
Distribution and services revenues for the 2017 fourth quarter were $377.7 million with operating income of $34.5 million, compared with 2016 fourth quarter revenues of $79.4 million and operating income of $1.3 million.

Higher revenues and operating profit compared to the 2016 fourth quarter were primarily due to accelerated growth in the legacy land-based business and the acquisition of S&S, which was completed in the 2017 third quarter.  As a result of increasing oilfield commodity prices, healthy rig counts and high drilled-but-uncompleted well inventories, these businesses benefited from strong demand for the construction of new pressure pumping units and higher sales of new transmissions, engines, and parts.  Additionally, the legacy business experienced steady demand for the remanufacturing of pressure pumping units and transmission overhauls.

The land-based business also benefited from elevated demand for power generation rental equipment and service sales through October following hurricanes Harvey and Irma.  This demand returned to normal levels in November and December.

In the marine distribution and services business, revenues and operating profit increased compared to the 2016 fourth quarter primarily due to more customers performing major maintenance overhauls of medium-speed diesel engines that were previously deferred, as well as higher demand for new parts in the Gulf Coast offshore drilling market. Demand in the power generation market was slightly higher in the quarter, both sequentially and compared to the 2016 fourth quarter.

The distribution and services operating margin was 9.1% for the 2017 fourth quarter compared with 1.7% for the 2016 fourth quarter.  The increase is primarily a result of increased activity in the legacy land-based business and marine-based medium-speed engine business, as well as the favorable contribution from S&S.

Cash Generation
EBITDA of $402.4 million for 2017 compares with EBITDA of $445.0 million for 2016.  Cash flow was used to fund capital expenditures of $177.2 million, including $17.9 million for new inland tank barge and towboat construction, $53.8 million for progress payments on the construction of one new coastal articulated tank barge and tugboat unit (“ATB”), two 4900 horsepower coastal tugboats and six 5000 horsepower coastal ATB tugboats, and $105.5 million primarily for upgrades to existing inland and coastal fleets and marine transportation and distribution and services facilities.  In addition, cash used in acquisitions was $470.1 million, including $377.9 million for the acquisition of S&S.  Total debt as of December 31, 2017 was $992.4 million and Kirby’s debt-to-capitalization ratio was 24.2%.

Outlook
Commenting on the 2018 first quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the first quarter is $0.45 to $0.65 per share compared with $0.51 per share for the 2017 first quarter.  This includes a $0.05 to $0.10 per share temporary negative impact to our distribution and services segment related to the adoption of a new revenue recognition accounting standard which limits percentage of completion revenue accruals.  This new standard will result in revenue accrual timing delays on certain new pressure pumping unit orders until the second quarter.  Our full year earnings guidance is $2.50 to $3.00 per share.  The new revenue recognition standard is not expected to materially impact the full year earnings results.  These guidance ranges include the benefit of a lower effective tax rate of $0.08 to $0.12 per share for the first quarter and $0.40 to $0.50 per share for the full year.”

Mr. Grzebinski continued, “In our marine transportation segment, first quarter and full year guidance contemplates inland marine utilization in the low to mid-90% range and the full year effect of pricing declines experienced during 2017 as contracts renewed.  We expect that industry-wide retirements, minimal new-builds, competitor consolidation, and additional petrochemical capacity will yield improved utilization compared to 2017 in the inland marine market, which will likely lead to modest mid-single digit pricing improvement in the second half of 2018.  In our coastal market, factoring in the early retirements of barges and tugboats during the 2017 fourth quarter, we expect utilization in the low to mid-80% range for both the first quarter and the full year.  Our guidance range considers continued pricing pressure in the coastal market.  Overall, we expect operating profit in our marine transportation segment to be slightly down year-on-year, with reductions in our inland business, driven primarily by the full year effect of prior contract renewals, being partially offset by some price improvement in the second half of 2018 and reduced costs in our coastal business.”

Mr. Grzebinski also said, “In our distribution and services segment, we expect continued strong demand in 2018 for our land-based products and services as market fundamentals in the oil and gas industry continue to favor the remanufacture and new construction of pressure pumping units.  The integration of our legacy business and S&S will generate incremental opportunities for growth, but the land-based business could be somewhat constrained by the availability of new engines, transmissions and parts as vendor supply chains are challenged.  We expect operating margins for this business in the mid-to-high single digits in 2018.  In our marine-based business, we expect full year results to improve as demand for new diesel engines and engine overhauls increases after more than a year of deferral and under-investment during the industry downturn.  Our power generation business is expected to be relatively consistent with 2017.”

Mr. Grzebinski continued, “In summary, after a long couple of years, we are clearly starting to see improving market fundamentals in many of our businesses. Throughout the downturn, Kirby has taken thoughtful and strategic steps to position itself to excel when our core markets rebound.  In marine transportation, we have rationalized our cost structures, retired older equipment, and acquired excess industry capacity, ultimately giving Kirby the youngest and most efficient marine fleet in its history.  In distribution and services, we have expanded our manufacturing capabilities, enhanced our geographic footprint, and diversified our product and service offerings.  We are excited about capitalizing on these efforts as we move into 2018, while continuing to pursue acquisition opportunities as they arise, particularly in the inland marine transportation industry.”

Kirby expects 2018 capital spending to be in the $195 to $215 million range.  Capital spending guidance includes approximately $75 million in progress payments on new marine vessels including six 5000 horsepower coastal tugboats, and fifteen inland towboats of varying horsepower to be delivered over a period of three years.  Approximately $100 to $115 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment, including ballast water treatment systems for coastal vessels, as well as facility improvements.  The balance largely relates to rental fleet growth, new machinery and equipment, and facility improvements in the distribution and services segment.

Conference Call
A conference call is scheduled for 7:30 a.m. Central time tomorrow, Thursday, February 1, 2018, to discuss the 2017 fourth quarter and full year performance as well as the outlook for the 2018 first quarter and full year.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 9636149.  An audio playback will be available at 1:00 p.m. Central time on Thursday, February 1, 2018, through 5:00 p.m. Central time on Thursday, February 8, 2018, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10115538.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2016 year and quarters are available at Kirby’s website, http://www.kirbycorp.com, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016, and the subsequent quarterly report on Form 10-Q for the quarterly period ended September 30, 2017.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2017	2016	2017	2016
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$330,379	$356,216	$1,324,106	$1,471,893
Distribution and services	377,732	79,434	890,312	298,780
	708,111	435,650	2,214,418	1,770,673
Costs and expenses:
Costs of sales and operating expenses	509,388	278,977	1,557,564	1,126,952
Selling, general and administrative	76,026	40,804	220,364	174,752
Taxes, other than on income	9,652	6,413	29,163	22,730
Depreciation and amortization	55,212	52,490	202,881	200,917
Impairment of long-lived assets	105,712	—	105,712	—
Loss on disposition of assets	4,288	166	4,487	127
	760,278	378,850	2,120,171	1,525,478
Operating income (loss)	(52,167)	56,800	94,247	245,195
Other income	469	47	239	241
Interest expense	(7,162)	(4,477)	(21,472)	(17,690)
Earnings (loss) before taxes on income	(58,860)	52,370	73,014	227,746
Benefit (provision) for taxes on income	290,357	(19,512)	240,889	(84,942)
Net earnings	231,497	32,858	313,903	142,804
Less: Net earnings attributable to noncontrolling interests	(178)	(503)	(716)	(1,398)

Net earnings attributable to Kirby	$231,319	$32,355	$313,187	$141,406

Net earnings per share attributable to Kirby common stockholders:
Basic	$3.88	$0.60	$5.62	$2.63
Diluted	$3.87	$0.60	$5.62	$2.62
Common stock outstanding (in thousands):
Basic	59,312	53,469	55,308	53,454
Diluted	59,361	53,538	55,361	53,512

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2017	2016	2017	2016
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$231,319	$32,355	$313,187	$141,406
Interest expense	7,162	4,477	21,472	17,690
Provision (benefit) for taxes on income	(290,357)	19,512	(240,889)	84,942
Impairment of long-lived assets	105,712	—	105,712	—
Depreciation and amortization	55,212	52,490	202,881	200,917
	$109,048	$108,834	$402,363	$444,955

Capital expenditures	$43,785	$61,761	$177,222	$231,066
Acquisitions of businesses and marine equipment	$18,882	$11,440	$470,101	$137,072

	December 31
	2017	2016
	(unaudited, $ in thousands)
Long-term debt, including current portion	$992,406	$722,802
Total equity	$3,114,223	$2,412,867
Debt to capitalization ratio	24.2%	23.1%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2017	2016	2017	2016
	(unaudited, $ in thousands)

Marine transportation revenues	$330,379	$356,216	$1,324,106	$1,471,893

Costs and expenses:
Costs of sales and operating expenses	214,200	218,879	866,602	900,766
Selling, general and administrative	34,541	23,531	116,830	108,917
Taxes, other than on income	8,167	6,146	25,765	20,817
Depreciation and amortization	44,522	48,539	178,898	184,291
	301,430	297,095	1,188,095	1,214,791

Operating income	$28,949	$59,121	$136,011	$257,102

Operating margins	8.8%	16.6%	10.3%	17.5%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2017	2016	2017	2016
	(unaudited, $ in thousands)

Distribution and services revenues	$377,732	$79,434	$890,312	$298,780

Costs and expenses:
Costs of sales and operating expenses	295,188	60,098	690,962	226,186
Selling, general and administrative	36,714	14,696	89,021	54,714
Taxes, other than income	1,478	254	3,357	1,861
Depreciation and amortization	9,830	3,060	20,387	12,833
	343,210	78,108	803,727	295,594

Operating income	$34,522	$1,326	$86,585	$3,186

Operating margins	9.1%	1.7%	9.7%	1.1%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2017	2016	2017	2016
	(unaudited, $ in thousands)

General corporate expenses	$5,638	$3,481	$18,150	$14,966

Impairment of long-lived assets	$105,712	$—	$105,712	$—

Loss on disposition of assets	$4,288	$166	$4,487	$127

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2017	2016	2017	2016
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,971	2,973	11,519	11,161
Revenue/Ton Mile (cents/tm) (3)	8.1	7.7	8.0	8.5
Towboats operated (average) (4)	227	230	224	234
Delay Days (5)	1,978	2,078	7,577	7,278
Average cost per gallon of fuel consumed	$2.02	$1.64	$1.79	$1.46

Barges (active):
Inland tank barges			841	876
Coastal tank barges			56	69
Offshore dry-cargo barges			5	6
Barrel capacities (in millions):
Inland tank barges			17.3	17.9
Coastal tank barges			5.4	6.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Fourth quarter 2017 inland marine transportation revenues of $241,951,000 divided by 2,971,000,000 inland marine transportation ton miles = 8.1 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.